-3-

Exhibit 99
                                                                PR NEWSWIRE

                 NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
           THE DISTRIBUTION FOR THE THIRD QUARTER OF FISCAL 2016

Red Bank, N.J.  July 29, 2016   The Trustees of North European Oil Royalty
Trust (NYSE-NRT) announced today a quarterly distribution of $0.15 per unit for the third quarter of fiscal 2016, payable on August 31, 2016 to holders of record on August 19, 2016. Natural gas sold during the second calendar quarter of 2016 is the primary source of royalty income on which the August 2016 distribution is based. John R. Van Kirk, Managing Director, reported that this year's quarterly distribution of $0.15 per unit is 58.33%, or $0.21 per unit, lower than the distribution of $0.36 per unit for the third quarter of fiscal 2015.

The Trust receives nearly all of its royalties under two royalty agreements. The Mobil Agreement, which is the higher royalty rate agreement, covers gas sales from the western half of the Oldenburg concession. The OEG Agreement, which is the lower royalty rate agreement, covers gas sales from the entire Oldenburg concession. The factors determining the amount of gas royalties payable under the two agreements from the preceding calendar quarter are shown in the table below comparing the second calendar quarters of 2016 and 2015. Further details will be available in the Trust's quarterly report on Form 10-Q which will be available through the SEC or on the Trust's website, www.neort.com, on or about August 31, 2016.

                                Factors Determining Gas Royalties Payable
                                -----------------------------------------
                         2nd Calendar Qtr.   2nd Calendar Qtr.   Percentage
                          Ended 6/30/2016     Ended 6/30/2015      Change
                         ----------------    ----------------    ----------
     Mobil Agreement
     ---------------
Gas Sales (Bcf)(1)               4.916             7.382           - 33.41%
Gas Prices (Ecents/Kwh)(2)      1.5363            2.0017           - 23.25%
Average Exchange Rate (3)       1.1185            1.1113           +  0.65%
Gas Royalties                  $969,471         $1,884,107         - 48.54%

     OEG Agreement
     -------------
Gas Sales (Bcf)                 17.520            22.591           - 22.45%
Gas Prices (Ecents/Kwh)         1.5667            2.0401           - 23.20%
Average Exchange Rate           1.1159            1.1159           -  0.00%
Gas Royalties                  $408,480          $796,230          - 48.70%

    (1) Billion cubic feet
    (2) Euro cents per Kilowatt hour
    (3) Based on average exchange rates of cumulative royalty transfers

The Trust receives royalty payments for each fiscal quarter prospectively based on actual royalties payable for the preceding calendar quarter. In the final month of the Trust's fiscal quarter, the operating companies determine any underpayment or overpayment based upon the actual amount of royalties that should have been paid to the Trust. Any underpayment is added to the amount of royalties paid during the current fiscal quarter. Any overpayment is deducted from the amount of royalties to be paid in the first month of the

                                   -4-

Trust's next fiscal quarter. The operating companies may make further adjustments during the quarter based on the recalculation of royalties payable for prior periods, and the Trust has no means of predicting such adjustments.

The table below shows an estimate of the amount of royalties anticipated to be received in the fourth quarter of fiscal 2016 based on the actual amount of royalties that were payable to the Trust for the second calendar quarter of 2016. Amounts in dollars are based on the current exchange rate of
1.116858. Actual royalty income in dollars is valued based on exchange rates on the day funds are transferred. The August estimate below includes a negative adjustment from the prior quarter of Euros 440,259 and the delayed payment of Mobil sulfur royalty of Euros 35,515 for the second quarter of 2016. In addition, the Trust's German accountants have completed their examination of the royalty payments by the operating companies for 2013-2014 and have reported a combination of positive and negative adjustments potentially totaling a negative Euros 130,000. The Trust is disputing the negative portion of this total amounting to Euros 158,000. We cannot estimate when the dispute will be resolved, but there is the possibility of a negative adjustment in the upcoming quarter.

------------------------------------------------------------------------------
Estimated Combined        Combined           Combined             Dollar
    Royalties             Royalties          Royalties         Royalties in
  Anticipated in          In Euros           In Dollars       Cents per Unit
------------------------------------------------------------------------------
    August             Euros   34,308        $  38,317           $0.0042
    September          Euros  439,051        $ 490,358           $0.0534
    October            Euros  439,051        $ 490,358           $0.0534
------------------------------------------------------------------------------

The cumulative 12-month distribution, which includes the August 2016 distribution and the three prior quarterly distributions, is $0.78 per unit. This 12-month cumulative distribution is 45.45% or $0.65 per unit lower than the prior 12-month distribution of $1.43 per unit. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.

Contact   John R. Van Kirk, Managing Director, tel.: (732) 741-4008, email:
jvankirk@neort.com. The Trust's press releases and other pertinent information are available at the Trust's website: www.neort.com.